Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee

Exchange Traded Notes due March 13, 2031 Linked on a Leveraged Basis to the Credit Suisse Merger Arbitrage Liquid Index (Net) (“ETNs”)	$1,005,000.00	$116.68

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-158199-10
March 22, 2011

Pricing Supplement Addendum No. 3 dated March 22, 2011
To Pricing Supplement No. ETN-4 dated March 7, 2011
To Prospectus Supplement dated March 25, 2009 and
To Prospectus dated March 25, 2009

Exchange Traded Notes due March 13, 2031 Linked on a Leveraged Basis to the Credit Suisse Merger Arbitrage Liquid Index (Net) (“ETNs”)
Financial Products

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D753/US22542D7536

NYSE Arca Ticker Symbol:	CSMB

Aggregate Offering Price of ETNs:	$1,005,000.00

Public Offering Price per ETN:	$20.10

Principal Amount of ETNs:	$1,000,000.00

Principal Amount per ETN:	$20.00

Trade Date:	March 22, 2011

Settlement Date:	March 25, 2011

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:

0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-12 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse